UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2025

HORIZON TECHNOLOGY FINANCE CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	814-00802	27-2114934
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

312 Farmington Avenue
Farmington, CT 06032
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (860) 676-8654

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	HRZN	The Nasdaq Stock Market LLC
4.875% Notes due 2026	HTFB	New York Stock Exchange
6.25% Notes due 2027	HTFC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 1	Registrant’s Business and Operations
Item 1.01	Entry into a Material Definitive Agreement

Convertible Notes

On September 4, 2025, Horizon Technology Finance Corporation (the “Company”) entered into a note purchase agreement (the “Note Purchase Agreement”), by and among the Company and each purchaser named therein (the “Purchasers”), in connection with the issuance and sale of $40,000,000 aggregate principal amount of the Company’s 5.50% Convertible Notes due 2030 (the “Convertible Notes”), pursuant to an effective shelf registration statement on Form N-2 (File No. 333-278396), as amended, which was declared effective on June 20, 2024. The Company received net proceeds (before expenses) from the sale of the Convertible Notes of approximately $36.6 million. The Company intends to use the net proceeds from this offering for general corporate purposes, which may include paying down existing indebtedness.

The Convertible Notes mature on September 4, 2030 (the “Maturity Date”), unless earlier converted or repurchased in accordance with their terms. The Convertible Notes bear interest at a rate of 5.50% per annum, payable monthly in arrears on the last day of each calendar month, beginning on September 30, 2025.

The Convertible Notes will be direct unsecured obligations of the Company and will rank (i) equal in right of payment to the Company’s existing and future unsecured indebtedness that is not subordinated in right of payment to the Convertible Notes; (ii) senior in right of payment to the Company’s future indebtedness that is expressly subordinated in right of payment to the Convertible Notes; (iii) effectively junior in right of payment to the Company’s existing and future secured indebtedness (including unsecured indebtedness that the Company later secures) to the extent of the value of the assets securing such indebtedness; and (iv) structurally junior to all existing and future indebtedness and other obligations of any of the Company’s subsidiaries. No sinking fund is provided for the Convertible Notes.

At any time on or after March 4, 2025, at the Company’s sole option, the Company may redeem, from time to time, the Convertible Notes in whole or in part, out of funds legally available for such redemption, at 100% of the principal amount prepaid plus accrued but unpaid interest to but excluding the date of prepayment.

Each holder of a Convertible Note shall have the right, at such holder’s option, to convert all or a portion of any such Convertible Note, on or after October 4, 2025, the date that is thirty (30) days after the issuance of the Convertible Notes, and prior to the close of business on the business day immediately preceding the Maturity Date, once or more times per calendar month, into such number of shares of common stock (“Shares”) of the Company equal to the principal balance of the Convertible Note being converted on the conversion date plus the accrued but unpaid interest on the Convertible Note as of the conversion date, divided by the Conversion Price (defined below). The “Conversion Price” is the greater of (i) volume-weighted average closing sale price for the five trading days immediately prior to the relevant conversion date and (ii) the Company’s most recently reported net asset value per Share as of the business day immediately prior to the date of the notice of such exercise.

No holder of Convertible Notes may exercise its conversion right if upon conversion the holder would receive Shares that would cause funds and accounts managed by the investment adviser to such funds and accounts and any person controlled by the parent company of such investment adviser to beneficially own in the aggregate more than 4.99% of the Shares outstanding at such time.

The foregoing description of the Convertible Notes is a summary of the material terms of the Convertible Notes, does not purport to be complete summary and is qualified in its entirety by reference to the full text of the Note Purchase Agreement filed herewith as Exhibit 10.1 and incorporated by reference herein.

Section 2	Financial Information
Item 2.03	Creation of Direct Financial Obligation

The Information included under Item 1.01 above regarding the Note Purchase Agreement is incorporated by reference into this Item 2.03.

Section 3	Securities and Trading Markets
Item 3.02	Unregistered Sales of Equity Securities

The disclosure required by this Item 3.02 is contained in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Section 9	Financial Statements and Exhibits
Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
5.1*	Opinion and Consent of Dechert LLP, special counsel for Registrant.*
10.1*	Note Purchase Agreement, dated as of September 4, 2025, by and among the Company and the Purchasers
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
*
Certain portions of this exhibit have been omitted in accordance with Item 601(b)(10)(vi) of Regulation S-K. The registrant agrees to furnish supplementally an unredacted copy of this exhibit to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON TECHNOLOGY FINANCE CORPORATION

Date: September 5, 2025	By:	/s/ Michael P. Balkin
	Name:	Michael P. Balkin
	Title:	Chief Executive Officer